Exhibit 99.1

News release

Contact:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.
(949) 250-7781

CALC POSTPONES COASTAL COMMISSION HEARING

Irvine, California.  May 7, 2004 – California Coastal Communities, Inc. (NASDAQ:  CALC) has decided to postpone the hearing on its subsidiary’s application for a coastal development permit to build 379 homes on the upper bench of its Bolsa Chica mesa property.  The hearing before the California Coastal Commission was previously expected to occur in June 2004.

Governor Schwarzenegger is expected to fill an existing vacancy on the Coastal Commission in the near term, and may be replacing other Commissioners appointed by former Governor Davis.  Of the 12 voting Coastal Commissioners, the Governor has four appointments, while the Legislature appoints the remaining eight.  Once the new Commissioners are appointed, the Company will ask to brief them on the history of Bolsa Chica and the Company’s proposed residential development plan.

No date has been scheduled for the Coastal Commission hearing at this time.   The Company anticipates that the hearing may be scheduled approximately three to six months from now, however there can be no assurances in that regard.

The Company is a residential land development and homebuilding company operating in southern California.  The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc.  Signal Landmark owns 208 acres on the privately-owned Bolsa Chica mesa, which overlooks the Pacific Ocean and the publicly-owned Bolsa Chica wetlands in Orange County, California, along with an additional 100 acres on the Huntington mesa, south of the Bolsa Chica wetlands.  Hearthside Homes, Inc. has delivered over 1,600 homes to families throughout southern California over the last nine years.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

Certain of the foregoing information contain forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to statements about the Company’s plans, objectives, goals, expectations and intentions, the timing and outcomes of real estate development, the timing and outcomes of regulatory approval processes or administrative proceedings, and other statements contained herein that are not historical facts.

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